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                                                                     EXHIBIT 9.1

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                             SHAREHOLDERS AGREEMENT
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This agreement (the "Agreement") is made and effective as of this 16th day of
December of 1994.

                                  BY AND AMONG

STET INTERNATIONAL NETHERLANDS NV (HEREINAFTER REFERRED TO AS "SIN"), a company duly organized and existing under the laws of The Netherlands, having is headquarters at Amsterdam, Hoeckenrode 6-8, through its representative Mr. Renato De Rimini, on one side, and

- NEVASA HOLDINGS LTD. (HEREINAFTER REFERRED TO AS "NEVASA"), a company duly organized and existing under the laws of Ireland, having its headquarters at First Floor, 17 Dame Street, First Floor, Dublin 2, represented by Mr. Guillermo Valentin Pardo.

- LAIF-LATIN AMERICAN INVESTMENT AND FINANCE TRUST REG. (HEREINAFTER REFERRED TO AS "LAIF"), a company duly organized and existing under the laws of Liechtenstein, having its headquarters at Austrasse 27, Vaduz, represented by Mr. Robin Bolli.

- JASDAN LTD. (HEREINAFTER REFERRED TO AS "JASDAN"), a company duly organized and existing under the laws of Ireland, having its headquarters at One Stokes Place, St. Stephens Green, Dublin, represented by Mr. Stephan Muller.
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- PEREMTORY SA (HEREINAFTER REFERRED TO AS "PEREMTORY"), a company duly organized and existing under the laws of Uruguay, having its headquarters at Plaza Independencia 811, Montevideo, represented by Mr. Ricardo A. Verdaguer.

(LAIF, JASDAN and PEREMTORY hereinafter are also jointly referred to collectively as the "Minority Stockholders")

- CORPORACION IMPSA S.A. (HEREINAFTER REFERRED TO AS "CORIM") a company duly organized and existing under the laws of Argentina, having its headquarters at Av. E. Madero 940, 19th floor, Buenos Aires, represented by Mr. Enrique M. Pescarmona;

- MR. RICARDO ANIBAL VERDAGUER (HEREINAFTER REFERRED TO AS "VERDAGUER") an individual with Pas# 10.909.609, residing at Av. L.N.Alem 619, Piso Primero, Buenos Aires, Argentina; and

- MR. ROBERTO ABEL VIVO CHANETON (HEREINAFTER REFERRED TO AS "VIVO"), an individual with Pas# B-332.763, residing at Av. L.N.Alem 619, Piso Primero, Buenos Aires, Argentina;

(CORIM, Verdaguer and Vivo hereinafter also jointly referred to as "Grupo A")

                               on the other side.







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Both SIN and NEVASA hereinafter are also jointly referred to collectively as the "Shareholders" and all of the parties hereto being hereinafter collectively referred to as the "Parties".


                                     WHEREAS

A. SIN and GRUPO A have executed on March 21st, 1994, a Memorandum of Understanding (the "MoU") and on August 3rd, 1994, an Agreement both establishing the main principles of a possible cooperation and joint venture in Central and Latin America relating to certain areas of activity in the field of voice, data and image transmission through satellite technologies such as VSAT, IBS Dataplus and VAS services including any media and technology related thereto.

B. Grupo A has established in the State of Delaware, through its 100% subsidiary NEVASA a wholly owned holding company denominated Impsat Corporation (the "Company") duly organized and validly existing under the laws of Delaware headquarters at Corporation Trust Center, 209 Orange Street, Wilmington, County of Newcastle, Delaware, United States of America and that directly and/or indirectly owns the share capital of different companies including, without limitations, Resis Ingenieria S.A., Impsat, S.A., the Colinvertel S.A. subsidiary, and Telecommunicaciones IMPSAT S.A., the Pajo AG subsidiary, as set forth in Exhibit 1. Furthermore, the Company has the purpose of controlling shares and coordinating management of all the companies set forth in Exhibit 1, and the other companies that in the future could be established by the Company (both, the companies set forth in Exhibit 1 and such future companies are hereinafter referred as "the Companies") in order to operate in the field of the Business under the licenses already granted or to be granted.



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C. Concurrently with the execution of this Agreement, SIN purchased - as detailed in point D below - such number of shares in the Company which equals the 25% of the entire issued and outstanding capital stock of the Company itself (the "Shares") as set forth in Exhibit 2.

D. The Parties intend to define and regulate herein their respective roles, rights and obligations within the Company, based also on the representations and warranties set forth in the agreement (the "SPA") executed among SIN, NEVASA and the Minority Stockholders, on the date hereof, attached hereto as
   Exhibit 3.

Now therefore the Parties, in consideration of the foregoing and in express reliance upon the mutual premises and representations contained herein.

                               AGREE AS FOLLOWS:

1. ENTIRE AGREEMENT

1. The aforesaid premises, together with the Exhibits and the Annexes, constitute an integral and substantial part of this Agreement.


2. DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

2.1. "BUSINESS" shall mean certain Telecommunication Services directed to private networks and Value Added Services using all the available technologies. Initially the Companies will provide services such as VSAT, Dataplus, IBS, MCW (Microwaves) and Value Added Services (VAS).



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2.2. A "SUBSIDIARY" of a Party shall mean a company in which such Party owns beneficially and of record, directly or indirectly, more than fifty percent (50%) of the voting rights in the issued and outstanding capital stock of such company.

2.3. The "TERRITORY" shall mean the territories generally known under the names of Latin America and the Caribbean.

2.4. "CONTROL" shall mean the direct or indirect holding of more than 50% of the shares or of the voting rights.

2.5. "INITIAL BUSINESS PLAN" shall mean the seven (7) years projections of the Company and each of the Companies agreed among the Parties and attached hereto as Exhibit 2.5.

2.6. "FUTURE BUSINESS PLANS" shall mean every four (4) years projections of the Company and each of the Companies to be approved in each Fiscal year by the Company's BoD.

2.7. "AFFILIATE" of a Party shall mean a company and/or a person which controls, is controlled by or is under common control with said Party.


3. OBJECTIVES

The objectives of the Shareholders in entering into this Agreement are common in purpose:

3.1. to strengthen and improve the Business of the Company to make it competitive, and



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3.2. to expand the services within the Business of the company.


4. MISSION OF THE COMPANY

In addition to the provision established in point B of the premises herein above, the Company has the mission through its Board of Directors to:

4.1. Define the General Strategy of the Company and its Subsidiaries and the Operative Strategies of each of the Companies.

4.2. Define, manage and control the financial matters of the Company and of each of the Companies.


5. ORGANIZATION OF THE COMPANY

5.1. Each Shareholder undertakes with the others to exercise all voting rights available to it as a shareholder and to procure its representative directors to exercise all powers available to them in relation to the Company and/or the Companies so as to give full effect to the terms and conditions of this Agreement.

5.2. All the Directors of the Company and the Companies shall act for the best interest of the Company and the Companies.

     Should the Board of Directors of the Company and/or the Companies cannot take a decision due to the negative vote of any Director/s, such Director/s shall have to give the reasons of such negative vote.

5.3. The Company shall be managed by a Board of Directors ("BoD") which shall have the authority to approve, inter alia, the Company's strategy, operating budgets, capital budgets, investment activities and major contractual agreements.


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     The BoD shall consist of eight (8) Directors of whom one shall be Chairman.
     SIN shall have the right to designate, remove and substitute 2 (two) directors in the Company's BoD. SIN shall promptly notice Grupo A of the name of the directors to be appointed, as well as for any respective changes, and Grupo A shall promptly cause the appointment of such directors in the BoD.

     The Shareholders agree that SIN shall have the right at any time to designate, remove and substitute the 25% of the directors representing the Company at the Companies BoD; such proportion of 25% represents the shareholding SIN owns of the Company. SIN will be entitled to designate by no means never more than 25% of the directors that the Company is able to designate in the Companies, but in any case, at least one member.

5.4. The meetings of the BoD of the Company shall be held whenever called by the President or by one of the directors, at such time and place as may be specified in the respective notices thereof.

5.5. Notice of the meetings of the Board of Directors of the Company, their agenda and the relevant necessary documentation shall be mailed directly to each director, addressed to him at his residence or usual place of business and received by him, at least seven (7) days before the day on which the meeting is to be held, or shall be sent to him at such place by telegram, telex or fax, or shall be delivered to him personally, not later than five
     (5) days before the day on which the meeting is to be held.

5.6. The BoD decisions shall validly be made with the favorable vote of at least 51% of the members attending to the meeting, except for the major decisions referred to in Clause 5.7 hereof.


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5.7. The BoD members will be required to pass resolution on the following matters with the affirmative vote of at least one of the members designated by SIN:

a. - any change of the Company or Companies' deed of incorporation and/or by-laws or any amendment thereto;

b. - proposals of capital increase or decrease of the Company and/or the Companies;

c. - disposition of assets in excess of twenty percent (20%) of the last duly approved Business Plan, including but not limited to the disposition of the shareholding ownership in the Companies and except any transfer of assets among the Company and/or the Companies;

d. - give any guarantee to secure the liabilities or obligations of any person other than the Companies;

e. - any substantial change in the nature or operation of the Businesses in the Company and/or adoption of new business initiative of the Company and/or the Companies, other than the Business;

f. - the appointment of a reputable, internationally recognized independent firm of certified accounts to audit the books and records of the Company annually at the expense of the Company;

g. - adoption and/or amendment of the Future Business Plans;

h. - Increase of indebtness in excess of twenty percent (20%) of the last duly approved Business Plan;

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i. - the establishment of a dividend policy, and any amendment thereto; unless otherwise unanimously stated by the Shareholders, the Company, to the extent permitted by law, shall pay to its Shareholders every year dividends equal to 100% of the total amount of the net profits;

j. - the determination of the remuneration of the Chairman, the Chief Executive Officers and the Directors of the Company and of the Companies provided that such remuneration is in excess of standards of the industry;

k. - any decision in the field of the international activities of the Company and/or of the Companies out of the Territory, except the activities between the Territory and the United States of America (USA);

l. - any act, agreement and/or understandings between the Company and/or each of the Companies on one side and directly and/or indirectly each of the Shareholders and/or the Parties on the other side;

m. - formation of subsidiaries or the entering into any joint venture or other similar arrangements either directly or through any of the Companies, including the material terms thereof;

n. - liquidation, dissolution and wind-up of the Company;

5.8. It will be considered that the Directors designated by SIN have approved any of the matters requiring the special vote in the case that the Directors designated by SIN don't assist to the Board Meeting or don't vote the matter in question by fax before the Board Meeting, provided that all the requirements set forth in 5.5 of this Agreement have been executed.

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 5.9.   The Shareholders shall cause that in the General Shareholders Meeting be voted accordingly to the decisions made by the Board of Directors. The Shareholders shall cause that the members designated by each of them within the BoD of each of the Companies shall vote accordingly to the decision adopted by the Company's BoD.

 5.10. The selection and choice of the "key managers" of the Companies that shall be the highest level below the Managing Director, shall be based on the best skills available, taking into consideration the interest of the Companies and the proposals made by SIN and NEVASA. One of the said "key managers" of each of the Companies shall be indicated by SIN subject to the approval of the respective CEO of each of the Companies.

        The Shareholders acknowledge and agree that SIN is entitled to propose and designate, and NEVASA shall consequently cause the appointment of the following "key managers" of the Company: (i) Responsable de Control de Gestion, (ii) Responsable de New Business Development. Should the Company's Chief Executive Officers (CEO) not approve the "key managers" proposed by SIN, taking into account the best interest of the Company, SIN shall be entitled to propose another candidate for the same position and in any case such position shall be covered by SIN's candidates.

 5.11. The Company shall use its best effort, on a continuing basis to promptly refine and/or modify the Initial and Future Business Plan when and as refinements and/or modifications become appropriate. Furthermore NEVASA shall cause that the Future Business Plans will be submitted each Fiscal Year to the Company's BoD. The Parties acknowledge and agree that the Budget of the Company and of the Companies shall be the first year projection respectively of the Initial and Future Business Plan.

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6. Technological and Technical Assistance

NEVASA shall cause and SIN shall vote in favor that each of STET International S.p.A., on SIN's side, and one company which will be designated by NEVASA, on NEVASA's side, shall be entitled to execute no later than nine (9) months after the date hereof with each and any of the Companies a technological and technical assistance agreement substantially similar to the form, attached hereto as Exhibit 6 (the "TTAA"), according to which they shall receive for eight (8) years the following royalty: 1% in 1995, 3% in 1996 and 1997 and 3.5% from 1998 to 2002 of each of the Companies' revenues in consideration for the availability of the Parties' know-how. Such royalty shall distributed: 25% for STET International SpA and 75% for the company that NEVASA will designate.

7. Restrictions on transfer of the Shares

7.1. For the period of the first six (6) years from the date hereof, no Company shares shall be validly assigned, transferred, encumbered, disposed or otherwise removed from the direct ownership of each of the Shareholders unless otherwise mutually agreed by the Parties. The above mentioned provision shall be applied also respectively both to the shares representing the control exercised by CORIM, PEREMTORY and JASDAN on NEVASA provided however that CORIM, PEREMTORY and JASDAN shall in any case be prevented from assigning, transferring or otherwise disposing any of their shares in NEVASA to any Telecommunications operator during such period, and to the shares representing the control exercised by STET INTERNATIONAL SpA on SIN. The above mentioned provision shall not apply to the shares owned by the Minority Stockholders.

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 7.2.   RIGHT OF FIRST REFUSAL: After the lapse of six (6) years from the date hereof, the Shares shall be freely transferable, provided however that the Shareholders shall each have a right of first refusal to acquire the shares of the capital stock of the Company which another Shareholder intends to sell, under the following terms:

        (A) The Shareholder wishing to sell all or part of its shares (the "Selling Shareholder") shall notify the other Shareholder in writing of its intention to sell such shares to third parties, stating the name of the proposed purchaser, the terms and conditions of the proposed sale and, without limitation, the price and conditions of payment, not less than thirty (30) days prior to the proposed completion of such sale. During such thirty (30) days notice period, the other Shareholder shall have the right, to acquire all of the shares offered by the Selling Shareholder, at the price and on the terms and conditions specified in the written notice of intention. The other Shareholder not wishing to purchase the shares, shall so notify the Selling Shareholder in writing.

        (B) In the event the Selling Shareholder receives notice that the other Shareholder does not intend to acquire such shares or if the Selling Shareholder does not receive a notice that the other Shareholder intends to exercise the right of first refusal to acquire the shares within such period of 30 days, the Selling Shareholder shall have the right to sell such shares, within sixty (60) days from receipt of such notice, at the same terms and conditions and to the same proposed purchaser specified in the notice.

 7.3. After the lapse of six (6) years from the date hereof, in the event NEVASA decides to sell and/or transfer the Shareholding control of the Company to any third party (the Transfer Control), NEVASA shall notify SIN in writing of its intention specifying the name of the proposed purchaser, the number of the shares

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     to be sold, the price and any other terms and conditions of the transaction
     (Written Notice of Intention), not less than thirty (30) days prior to the proposed completion of such transaction (the Notice Period). During such Notice Period, SIN shall have the right to sell all of its shares, at the price and on the terms and conditions specified in the Written Notice of Intention. If SIN wishes to sell its shares and so notifies within the Notice Period, then NEVASA, if confirms its intention to make the Transfer Control, shall be obliged, in case of effective Transfer of Control, to acquire SIN's shares or to take any action so that SIN's shares will be transferred on the same terms and conditions specified in the Written
     Notice of Intention, together with its own shares; consequently the Transfer Control shall take place only in case NEVASA acquires or transfers SIN shares if SIN so notify in compliance with this Article 7.3.

     In the event NEVASA does not receive the notice that SIN intends to sell its Shares pursuant this Section within the Notice Period, NEVASA shall have the right to sell and transfer the control to any third party.

     As used in this Article 7.3., Transfer of Control means any transfer of shares so that after such transfer SIN and NEVASA jointly hold less than the 51% of the shares of the Company.

7.4. Notwithstanding the foregoing, nothing in this Agreement shall be construed as prohibiting transfer of the Company shares to any Affiliate of each of the Parties with which the link of control with the original shareholder be at least 51%, provided however that: (i) said transfer shall not relieve the respective Party from any of its obligations hereunder; (ii) in the event the above recalled minimum control link of 51% ceases to be met, the respective transferring Party shall immediately repurchase the transferred shares: and; (iii) for the period of the first six (6) years set forth in
     Article 7.1 herein above, NEVASA, LAIF, JASDAN and

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     PEREMTORY shall in any case be prevented from transferring, assigning or otherwise disposing their Company shares to any of their respective Affiliate partially owned by Telecommunications operators.

8.      CERTAIN DUTIES OF THE PARTIES

8.1. With reference to the specific liability of each NEVASA and CORIM as to the obligations set forth in the Agreement, it is hereby established the joint and several liability of each of them and of their respective heirs and successors with the others as to the compliance with any of the obligations and duties stated in this Agreement.

8.2. It is intention of the Shareholders and Grupo A, whenever needed by the Companies and/or IMPSAT Corporation, to grant to SIN and NEVASA and/or their affiliates the possibility to provide to the Companies products, services, know-how, satellite capacities and the activities related to the design, engineering and implementation of the network, at arms length condition to be agreed between the Shareholders, whether through direct specific agreements or otherwise.

8.3. The Shareholders and Grupo A will make their best efforts to contribute to the Company all of the shares they own directly or through their respective affiliates in IMPSAT S.A. (Argentina), and to effect such contribution not later than March 31, 1995.

8.4. Grupo A will contribute its shares of IMPSAT Comunicacoes Ltda. ("Brazil") in IMPSAT Corporation as soon as SIN will assure the supply of the Business, except VAS, in the Brazilian market on an exclusive basis through the Company; such contribution will be valued at the documented cost incurred by Grupo A until such time for obtaining the license described below. Grupo A represents that it is

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     currently negotiating a license in the field of the Business in Brazil through IMPSAT Comunicacoes Ltda. Should IMPSAT Comunicacoes Ltda. obtain the license before the said contribution by Grupo A of their shares in IMPSAT Corporation, such contribution will be valued at the documented costs incurred by Grupo A for obtaining the license.

8.5. The Shareholders and Grupo A agree that IMPSAT Corporation will establish an activity in the field of Business in the United States of America, probably in Miami area (the "U.S. Activity"), with the purpose of providing services between the Territory and USA.

8.6. The Parties acknowledge and agree that Grupo A hereby commits itself to cause:

     (i) Resis SA, the current satellite capacity provider of most of the Companies, to assign at a no cost basis, to two wholly owned subsidiaries of the Company to be formed (hereinafter the "assignees") any and all the agreements under which said satellite capacity and technical service and assistance are supplied to the Companies, effective not later than sixty
     (60) days from the date hereof; and

     (ii) the Assignees not to terminate, breach or unaccomplish any of their undertakings thereunder, and

     (iii) the Assignees to grant, time by time, the most favorable conditions in providing know-how, services, assistance and satellite capacity to the Company and the Companies.

8.7. Each of SIN on one side and NEVASA and Grupo A directly and/or indirectly also through their affiliates on the other side hereby acknowledge, agree and undertake that any new business initiative in the Business except VAS within the

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     Territory shall be initiated, pursued and carried out by the Company, unless otherwise agreed in writing among SIN, NEVASA and Grupo A, provided, however, that any party shall not be, directly and/or indirectly, prevented in any case from participating in any privatization process or in any tender and/or directly or indirectly supporting or carrying on any business initiative in the telecommunication field not focused on the Business alone and in such case the provisions of this section 8.7 shall not apply. As used in this section 8.7 "SIN" means any company directly or indirectly controlled by SIN and/or its parent company STET INTERNATIONAL SpA and/or STET Societa Finanziaria Telefonica p.A.

8.8 NEVASA and Grupo A acknowledge and agree to grant the Companies and the Company full right worldwide, and exclusive within the Territory, of use of "Impsat" trademark on a royalty free basis.

8.9 Should each of the Parties intend to initiate, pursue and/or carry out any new business initiative in the Telecommunication field - other than the Business-in the Territory such Party may submit, or may cause to be submitted, such new business to the Company's BoD. If the Company's BoD does not approve such matter or SIN exercises its veto right envisaged in Art 5.7.e; such Party will be free to carry out such new business through any other of its Affiliates, other than the Company itself and/or each of the Companies and of the other subsidiaries that in the future could be established.

     In such case, the Parties will make their best efforts in order to assure to the Company and/or the Companies specific commercial contracts or agreements for the best interest of the Company and/or the Companies themselves.

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8.10.   The Parties agree that all international Telecommunications traffic produced by the Companies within the Territory and the U.S.A. and terminated outside the Territory and the U.S.A., will be enrouted on networks that will be indicated by SIN at competitive terms and conditions in comparison to comparable circumstances.

8.11. The Parties agree that all international switched telephone traffic originated in the IMPSAT Network and directed to outside the Territory (included traffic directed to U.S.A.), will be enrouted on networks that will be indicated by SIN at competitive terms and conditions in comparison to comparable circumstances.

8.12. SIN will provide -not on an exclusive basis- to the Company and/or the Companies the access to STET integrated Telecommunications system generally known as Global Offer Service as well as to STET's Value Added Services. The Company and/or the Companies will be entitled to distribute only STET Global Offer within the Territory, unless SIN decides to provide the same access to other companies competing with the Companies in the Business.

9.      ASSIGNMENT

9.1. Neither this Agreement nor any interest herein may be assigned, in whole or in part, by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld as to assignments by a Party to its subsidiary.

9.2. Assignments to subsidiaries shall not relieve the assigning Party from the obligations arising out of this Agreement, nor from the liability for breach of its provisions whether breach is before or after such assignment.

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9.3. Nothing in this Clause 9 shall supersede the restrictions established in
     Clause 7 of this Agreement.

10. CONFIDENTIALITY

Other than as may be required by law or as may be agreed in writing by the Parties, the Parties shall not disclose the existence of this Agreement, the terms and conditions hereof nor any confidential information exchanged between them as a result of this Agreement, without the previous written consent of the other Party.

11. SEVERABILITY

Except as otherwise expressly provided by this Agreement, the invalidity of any one or more provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof, all of which are inserted conditionally on their being held valid in law; in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted: provided, however, that such severability of the remaining portions of this Agreement or any such other agreements, whichever is the case, shall be conditional upon substitution by the Parties, adopting good faith and diligent negotiation and agreement within 30 days, of new provision(s) which will as closely as possible replicate the void provision(s) and which will be valid and enforceable.

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12.     CUMULATIVE REMEDIES

Each right, power and remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise, shall be cumulative, and the exercise or the forbearance of exercise by any Party of one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by such Party of any or all such other rights, powers or remedies.

13.     APPLICABLE LAW - JURISDICTION/ARBITRATION

This Agreement is governed by and construed in accordance with the Laws of Switzerland. Any dispute, controversy or claim between the Parties hereto arising out of or in connection with this Agreement, either during or after the term hereof, shall be solely and finally settled by arbitration conducted in the English language in Geneva, Switzerland, in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce of Paris ("ICC") by three arbitrators selected and acting according to the said Rules. The arbitrators shall be independent experts in international business transactions. The Parties hereto shall abide by all awards rendered in arbitration proceedings and expressly hereby waive and renounce any right appeal of the arbitration award to any competent court; all such awards may be enforced and executed in any court having jurisdiction over the Party against whom enforcement of such award is sought. All arbitration awards hereunder should be rendered and paid in United States Dollars.

14.     NOTICES

Any notice, request, statement or other writing required or permitted by this Agreement shall be deemed to have been sufficiently given when delivered personally, sent by international courier, mailed by certified or registered mail, postage prepaid, or

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sent by facsimile (with the original to promptly follow by personal delivery or international courier, or with answerback confirmed), address as follows:

STET International Netherlands NV
6-8 Hoeckenrode
Amsterdam
The Netherlands
Attn. of: Mr. Renato De Rimini
Telephone No.: _________________
Facsimile No.: _________________

NEVASA Holdings Ltd.
17 Dame Street, First Floor, Dublin 2, Ireland
Attn. of: Mr. Ronald Steinmann
Telephone No.: 00353-1-679 64 77
Facsimile No.: 00353-1-679 21 88

GRUPO A
Av. Madero 940 Piso 19, Buenos Aires, Argentina
Attn. of: Mr. Enrique M. Pescarmona
Tel: (54-1) 315-2400
Fax: (54-1) 315-2388

15.  CONSTRUCTION
The article and section members and captions appearing in this Agreement are inserted only as a matter of convenience and are in no way intended to define, limit, construe or describe the scope or interest of such articles or sections of this Agreement, or in any way affect this Agreement. Words in the singular shall be read and construed as though in either of the other genders, where the context so requires.

16.  EXHIBITS AND ANNEXES

The attachments to this Agreement are:
Exhibit 1       :       The Companies
Exhibit 2       :       The Shares
Exhibit 3       :       The SPA
Exhibit 2.5     :       The Initial Business Plan
Exhibit 6       :       The TTAA

17.  ENTIRE AGREEMENT-AMENDMENTS

This Agreement, the SPA together with their Exhibits and Annexes ("Agreement") constitutes the entire agreement and understandings between the Parties and supersedes any and all prior understandings, contracts and agreements. No amendments or additions shall be valid unless executed by means of a formal written amendment by duly authorized officers of the Parties.

18.  TERMINATION

This Agreement may be terminated at any time by NEVASA and "Grupo A" in the event SIN and/or its affiliates owns beneficially and of record less than 20% of the capital stock of the Company. The above mentioned provision shall not apply only if SIN and/or its affiliates has been prevented by the law from participating in capital calls.

19.  SURVIVAL

The provisions of Clauses 10 and 13 hereinunder shall survive any termination of this Agreement.

20.  THE MINORITY STOCKHOLDERS:

The Minority Stockholders execute and delivery this Agreement in order to constitute an exclusive binding obligation under the provisions of the Article
7.2. -irrespective to the period of six (6) years set forth therein- and Article 7.4, except that they are entitled to sell freely their shares to the colombian company Suramericana de Seguros SA and/or Credit Suisse or any of its affiliates and/or subsidiary companies.

In witness whereof, the Parties have signed and delivered this Agreement in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


/s/ Renato De Remini                            /s/ Guillermo V. Pardo
STET INTERNATIONAL NETHERLANDS                  NEVASA HOLDINGS LTD.

        By: Renato De Rimini                         By: Guillermo V. Pardo
      Title: [PROXY]                               Title:  [PROXY]
             ----------------                             -----------------

                           /s/ Enrique M. Pescarmona
                             CORPORACION IMPSA S.A.

                           By: Enrique M. Pescarmona
                         Title:  Presidente
                                --------------------


/s/ Ricardo Anibal Verdaguer                    /s/ Roberto Abel Vivo Chaneton
---------------------------                     ------------------------------
Mr. Ricardo Anibal Verdaguer                    Mr. Roberto Abel Vivo Chaneton


/s/ Robin Bolli                 /s/ Stephan Muller      /s/ Ricardo A. Verdaguer
LAIF                            JASDAN LTD.             PEREMTORY

By: Robin Bolli                 By: Stephan Muller      By: Ricardo A. Verdaguer
Title: [PROXY]                  Title:  [PROXY]         Title: [PROXY]
       ---------------                  ------------            ---------------